Exhibit 99.2

Dollar General Announces David Tehle to Retire as Chief Financial Officer

GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--March 12, 2015--Dollar General Corporation (NYSE: DG) announced today that David Tehle, executive vice president and chief financial officer, will retire from Dollar General effective July 1, 2015.

“David has served as our CFO for nearly 11 years as Dollar General’s annual revenue grew from $7.7 billion to $18.9 billion and our store count grew 61%. His financial acumen, partnership and leadership have been instrumental in transforming Dollar General. During his tenure, David played a key role in Dollar General’s going private transaction in 2007 and our return to the public equity markets in 2009. While I am sad to see him leave, David is a good friend of mine and I am happy for him as he retires. We wish David and his family the best in the future,” said Rick Dreiling, chairman and CEO.

“Dollar General is a great company with a very bright future. The accomplishments at Dollar General have clearly been the highlight of my career and it has been a privilege to work with such an outstanding team. The time is right for me to plan to spend more time with my family,” said Tehle.

Prior to joining Dollar General in June 2004, Tehle spent seven years with Haggar Corporation as executive vice president and chief financial officer. He held leadership positions with several world leaders in manufacturing, including vice president of finance for The Stanley Works, Mechanics Tools Division, and vice president of finance and chief financial officer for Hat Brands Inc. Tehle gained 12 years of financial experience through management positions at Ryder System Inc. and through various financial and accounting positions at Texas Instruments, Inc. He has served as a director of Jack in the Box Inc. since December 2004.

Dollar General has started a search for a successor and will consider both internal and external candidates for the job.

About Dollar General Corporation

Dollar General Corporation has been delivering value to shoppers for over 75 years. Dollar General helps shoppers Save time. Save money. Every day!® by offering products that are frequently used and replenished, such as food, snacks, health and beauty aids, cleaning supplies, basic apparel, housewares and seasonal items at low everyday prices in convenient neighborhood locations. With 11,789 stores in 40 states as of January 30, 2015, Dollar General has more retail locations in the U.S. than any other discount retailer. In addition to high quality private brands, Dollar General sells products from America’s most-trusted manufacturers such as Procter & Gamble, Kimberly-Clark, Unilever, Kellogg’s, General Mills, Nabisco, Hanes, PepsiCo and Coca-Cola. Learn more about Dollar General at www.dollargeneral.com.

CONTACT:
Dollar General Corporation
Investor Contacts:
Mary Winn Pilkington, 615-855-5536
Matt Hancock, 615-855-4811
or
Media Contacts:
Dan MacDonald, 615-855-5209
Crystal Ghassemi, 615-855-5210